Exhibit 11

                       CHRIS-CRAFT INDUSTRIES, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY AND FULLY DILUTED INCOME PER SHARE*
                    (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE FIGURES)
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                                                                 Year Ended December 31,
                                                             ------------------------------
                                                             1996         1995         1994
                                                             ----------   ----------   ----------

Number of shares of common stock:
  Average outstanding during the period                      31,057,841   30,881,392   31,238,740
  Assumed exercise of stock options                             464,557      320,965      246,990
                                                             ----------   ----------   ----------
    Total shares used in computation of
           primary income per share                          31,522,398   31,202,357   31,485,730
                                                             ==========   ==========   ==========
  Average outstanding during the period
    (as per above)                                           31,057,841   30,881,392   31,238,740
  Assumed conversion, if dilutive, of
    $1.40 convertible preferred stock
    into common stock                                                --    9,218,378    9,417,076
  Assumed exercise of stock options                             464,557      514,828      246,990
                                                             ----------   ----------   ----------
    Total shares used in computation of fully
      diluted income per share                               31,522,398   40,614,598   40,902,806
                                                             ==========   ==========   ==========
Net income - computation of primary income per share:
  Net income                                                 $      812   $   21,965   $   64,741
  Less - Dividend requirements on preferred stock                  (436)        (464)        (471)
                                                              ---------    ---------    ---------
                                                             $      376   $   21,501   $   64,270
                                                              =========    =========     =========
Net income - computation of fully diluted income per share:
  Net income                                                 $      812   $  21,965    $   64,741
  Less - Dividend requirements on preferred stock                  (436)        (73)          (73)
                                                              ---------    ---------    ---------
                                                             $      376   $  21,892    $   64,668
                                                              =========    =========     =========
Net income per share:
  Primary                                                    $      .01   $     .69    $     2.04
                                                              =========    =========     =========
  Fully diluted                                              $      .01   $     .54    $     1.58
                                                              =========    =========     =========
----------------
*  Computations give effect to all common stock dividends, including 3% stock dividends declared in
   January 1997.

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